Exhibit 99.1

                        NETMAXIMIZER COMMENCES OPERATIONS


Boca Raton, FL-- (BUSINESS WIRE)-- September 28, 2001-- Netmaximizer.com, Inc. (www.imaax.com), (Stock Symbol: MAAX). The Board of Directors of
Netmaximizer.com, Inc., is pleased to announce that the company has ended its extensive beta-testing and commenced revenue-generating activities.

Netmaximizer.com, Inc., uses proprietary technology to establish originating sites, which are Internet portals that appear uniquely and individually branded for each affinity group enrolled in the Netmaximizer.com Affinity Group Program. An affinity group is a group of people who are members of an organization who share a common interest, such as a church, union or school. Netmaximizer creates a link from the affinity group's web site to an originating site that enables the members of the affinity group to visit third party sites and make purchases, thereby generating fees and commissions (Usage Fees) which are paid to Netmaximizer. Under the terms of the Affinity Group Program, Netmaximizer will pay to the affinity group forty per cent (40%) of all Usage Fees it receives as the result of activities by members of that affinity group. In turn the leadership of each affinity group advertises the link from their home page to their originating site in the hundreds of e-mail newsletters, fliers, pamphlets, print bulletins, and payroll stuffers that they already pass out every day, week and month.

On September 28, 2001, Netmaximizer opened eleven (11) originating sites. This means that approximately 24,100 families that are reported to be members of those eleven affinity groups can begin to visit sites through their group's originating site, thereby generating Usage Fees, forty percent of which will be paid to their respective group. There are approximately 1,000,000 products and services available from more than 2,400 vendors through these sites ranging from American Express to Wal-Mart.

According to David Saltrelli, President of Netmaximizer, "Our present business plan calls for us to open an average of fifty (50) additional originating sites per week until we have established unique sites for each of the 1,527 affinity groups presently enrolled, thereby establishing the means for more than 5,000,000 families who are members of those groups to raise money for their groups by using the originating sites." Saltrelli further noted, "We will continue to expand the number of affinity groups enrolled in our Program through the use of commission-only, outside recruiters who will offer totally FREE, turnkey, individually branded portals to the more than 7,000,000 not for profit organizations in the USA. MAAX, our affable, 800-pound virtual gorilla storekeeper is ready to welcome the millions of families that are proud members of their affinity groups nationwide."

Statements about the company's future expectations, including future revenues and earnings, and all other statements in this news release other than historical facts are "forward-looking statements," which include whether or not members of affinity groups will use the sites and thereby generate Usage Fees, whether or not the company will be able to open an average of 50 more stores per week, or whether or not the company will be successful in recruiting additional affinity groups as Program participants. Since these statements involve risks

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and uncertainties and are subject to change at any time, the company's actual results may differ materially from the company's plans if its assumptions prove to be incorrect, or, for a variety of other reasons, including those factors identified in Netmaximizer.com, Inc's Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. Netmaximizer.com, Inc., is a reporting company registered under the Securities Act of 1934. Shares of its stock trade under the symbol "MAAX." Further information may be obtained by contacting the corporate secretary, Peter G. Schuster, at the corporate headquarters, 7491 North Federal Highway, C-5, Suite 262, Boca Raton, FL 33487, or electronically at maax@netmaximizer.com.


For more information contact:
David Saltrelli, President
561-750-2143
davids@maax.net
http://www.imaax.com